EXHIBIT 5.1

May 4, 2004

Large Scale Biology Corporation

3333 Vaca Valley Parkway

Vacaville, California 95688

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) filed by Large Scale Biology Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about April 30, 2004 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 6,661,726 shares of the Company’s Common Stock (the “Stock”), including 5,169,682 shares which are presently issued and outstanding and will be sold from time to time by certain selling stockholders (the “Selling Stockholders”) and 1,492,044 shares of common stock (the “Warrant Shares”) issuable upon exercise of outstanding warrants (the “Warrants”) held by certain Selling Stockholders named in the Registration Statement.

In rendering this opinion, we have examined the following:

(1)	the Company’s Amended and Restated Certificate of Incorporation, certified by the Delaware Secretary of State on August 15, 2000.

(2)	the Company’s Bylaws, certified by the Company’s Secretary on July 20, 2000.

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference.

(4)	the Prospectus prepared in connection with the Registration Statement.

(5)	the minutes of meetings and actions by written consent of the stockholders and Board of Directors that are contained in the Company’s minute books that are in our possession.

(6)	the stock records for the Company that the Company has provided to us (consisting of a report from the Company’s transfer agent of even date herewith verifying the number of the Company’s issued and outstanding shares of capital stock as of the close of business the immediately preceding day, and a summary report of currently outstanding options and warrants to purchase the Company’s capital stock that was prepared by the Company and dated of even date herewith)

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(7)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

(8)	The Stock Purchase Agreement dated March 8, 2004 under which the Selling Stockholders acquired the Stock to be sold by them as described in the Registration Statement.

(9)	The Common Stock Purchase Warrant and Amendment to Warrant, each dated March 8, 2004, under which some of the Selling Stockholders acquired the Warrants exercisable for the Warrant Shares to be sold by them as described in the Registration Statement.

(10)	The Registration Rights Agreement dated March 8, 2004, by and among the Company and the Investors (as defined therein).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us as set forth above and the due authorization, execution and delivery of all such documents by the selling stockholders where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

The Company has informed us that the Company intends to issue the Stock from time to time on a delayed or continuous basis. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. We are basing this opinion on our understanding that, prior to issuing any Stock, the Company will advise us in writing of the terms thereof and other information material thereto, will afford us an opportunity to review the operative

May 4, 2004

documents pursuant to which such Stock is to be issued (including the Registration Statement, the Prospectus and the applicable Prospectus Supplement, as then in effect) and will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate with respect to such Stock. However, we undertake no responsibility to monitor the Company’s future compliance with applicable laws, rules or regulations of the Commission or other governmental body. We also assume the Company will timely file any and all supplements to the Registration Statement and Prospectus as are necessary to comply with applicable laws in effect from time to time.

In connection with our opinion expressed below, we have assumed that, prior to the resale of the shares of Stock pursuant to the Prospectus, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, that the registration will apply to such shares of Stock and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such shares of Stock.

Based upon the foregoing, it is our opinion that (a) the 5,169,682 shares of Stock to be sold by the Selling Stockholders pursuant to the Registration Statement are validly issued, fully paid and nonassessable and (b) the 1,492,044 shares of the Warrant Shares to be issued to the Selling Stockholders upon exercise of the Warrants in accordance with the terms thereof, when issued, sold and delivered in the manner and for the consideration stated in the Warrants, Registration Statement and the Prospectus, will be, validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ Fenwick & West LLP